EXHIBIT 5.1

CADWELL SANFORD DEIBERT & GARRY LLP

LAWYERS

Joe W. Cadwell		Telephone
Steven W. Sanford	River Centre	(605) 336-0828
Douglas M. Deibert	200 East 10th Street, Suite 200
William C. Garry	Sioux Falls, South Dakota 57104	Telecopier
Scott Perrenoud*		(605) 336-6036
Stephen C. Landon	Mailing Address:
Brett A. Lovrien*†	P.O. Box 2498	Writer’s E-Mail Address
Michael A. Henderson	Sioux Falls, South Dakota 57101-2498
James S. Simko		ssanford@cadlaw.com
Shawn M. Nichols
Kristi M. Burkard

* Also admitted in Iowa

† Also admitted in Minnesota

December 14, 2007

Board of Directors

VeraSun Energy Corporation

100 22nd Avenue

Brookings, SD 57006

Dear Board Members,

We have acted as special South Dakota counsel to VeraSun Energy Corporation, a South Dakota corporation (the “Company”), in connection with certain South Dakota corporate law issues related to the registration statement on Form S-3 filed by you with the Securities and Exchange Commission on December 14, 2007 (the “Registration Statement”) in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 13,801,384 shares of your common stock, $0.01 par value per share (the “Selling Shareholder Shares”). We understand that the Shares are to be offered for sale by the selling stockholders named in the Registration Statement, and that such sales may be made from time to time as described in the Registration Statement.

We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

Based on the foregoing, and subject to the qualifications stated below, it is our opinion that:

(1) The Selling Shareholder Shares have been legally issued and are fully paid and nonassessable.

This opinion is based solely on the internal laws of South Dakota. The opinions set forth herein are expressly limited to the matters stated herein and no opinion is express or implied or may be inferred beyond what is explicitly stated in this letter. We disclaim any obligation to notify you or any other person after the date of this letter of any change in fact and/or law that should change our opinion with respect to any matter on which we express an opinion herein.

We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and, if necessary, to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ CADWELL SANFORD DEIBERT & GARRY LLP

Steven W. Sanford

SWS/gl